Exhibit 99.1

DPL Inc. Announces Proposed Private Offering of Senior Unsecured Notes

Dayton, Ohio – June 17, 2020 – DPL Inc. (“DPL”) announced today that it intends to offer, subject to market and other conditions, senior unsecured notes (the “Notes”) in a private offering exempt from registration in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

DPL intends to use the net proceeds from the Notes, together with cash on hand and/or the proceeds of other short-term borrowings, to redeem all of its outstanding 7.25% Senior Unsecured Notes due 2021, of which $380 million is currently outstanding, and to pay related fees and expenses. Any remaining proceeds will be used for general corporate purposes.

The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance upon Rule 144A under the Securities Act and, outside the United States, only to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements under the Securities Act or any state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release does not constitute a notice of redemption of the 7.25% Senior Unsecured Notes due 2021.

About DPL Inc.

DPL Inc. is a regional energy provider and an AES company. DPL's primary subsidiaries include The Dayton Power and Light Company and Miami Valley Insurance Company (MVIC). The Dayton Power and Light Company, a regulated electric utility, provides service to approximately 527,000 customers in West Central Ohio and MVIC, a captive insurance company, provides insurance services to DPL and its subsidiaries.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance, financial position and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made. DPL disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. If DPL does update one or more forward-looking statements, no inference should be made that DPL will make additional updates with respect to those or other forward-looking statements.

Media Contact:
Mary Ann Kabel

937-224-5940
communications@dplinc.com